Exhibit 10.1

                                                                  EXECUTION COPY

                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made this 19th day of April, 2005 (the "Effective Date"), by and between HEALTH E MONITORING INC., a Delaware corporation (the "Company") with an office address at 25 Christopher Way, Eatontown, New Jersey 07724, and K. RANDALL BURT (the "Executive") with an address at PO BOX 1580, Carnelian Bay, California 96140.

                                    Recitals

         A. The Company desires to retain the services of the Executive on the terms and conditions hereof.

         B. The Executive desires to accept such employment with the Company on the terms and conditions hereof.

                                    Agreement

         NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. The Company hereby engages the Executive to serve as the President of the Company, such employment to commence on the Effective Date set forth above, and the Executive agrees to serve the Company in that capacity, subject to the terms and conditions, set forth in this Agreement.

         2. Duties.

                  2.1 Services. During the Term of his employment by the Company, the Executive shall serve as President of the Company. In Executive's capacity as President of the Company, the Executive shall have the customary powers, responsibilities and authorities of presidents and chief executive officers of corporations of the nature of the Company, as it exists from time to time, including primary responsibility for the day-to-day management of the Company's affairs and its operations, any duties prescribed for such positions in the By-laws of the Company as in effect from time to time, and those responsibilities and duties as the Board of Directors may from time to time direct the Executive to undertake and to perform which are consistent and appropriate to the capacities of senior corporate management held by the Executive. The Executive shall be under the oversight of, shall answer to, and shall take direction from, the Board of Directors of the Company. Executive shall also comply with the personnel policies established by Company, and, to the extent made applicable to Company, by Company's corporate parent, QMed, Inc. ("QMed").

                  2.2 Service of the Board of Directors. The Executive, if elected, shall serve as a member of the Board of Directors of the Company.

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                  2.3 Best Efforts. The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and will abide by all applicable federal, state and local laws, regulations or ordinances. Notwithstanding the foregoing, it shall not be considered a violation of this Section 2 for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. Any such engagement will have to be mutually agreed upon between the Executive and the Company.

                  2.4  Work Location.

                           2.4.1 The Executive's place of employment shall be at
the Company's principal executive offices in Eatontown, New Jersey; provided, however, that the Executive will travel to such other locations of the Company as may be reasonably necessary and/or as required by the Board of Directors, in its sole and absolute discretion, in order to discharge his duties hereunder, subject to reimbursement under Section 3.7 hereof.

                           2.4.2 The Executive shall relocate to New Jersey no
later than twelve (12) months following the commencement of his employment with the Company unless the Executive and QMed mutually agree otherwise. QMed shall reimburse the Executive for the documented moving expenses incurred in connection with such relocation in the amount not to exceed Forty Thousand Dollars ($40,000).

         3. Compensation.

                  3.1 Annual Base Salary. The Company will pay the Executive an initial annual base salary of Two Hundred Ten Thousand Dollars ($210,000) per annum (the "Initial Annual Base Salary"), payable in accordance with the normal payroll practices of the Company. The Executive's annual base salary (the "Annual Base Salary") shall be reviewed by the Board (or its Compensation Committee) on an annual basis and shall be adjusted accordingly based on the Company's performance; provided, however, that in no event shall the Executive's salary fall below the Initial Annual Base Salary. All payments of Annual Base Salary (including Initial Annual Base Salary) will be less required deductions of state and federal withhold tax, social security and all other employment taxes and payroll deductions. The Executive's Annual Base Salary for any partial year will be prorated based upon the number of days elapsed in such year.

                  3.2 Bonus. Executive will be eligible to receive from the Company an annual bonus in the amount of up to thirty five percent (35%) of the Executive's Annual Base Salary (the "Bonus") during the fiscal year (or a portion thereof) for which the Bonus may be awarded, based on the achievement of such targets, conditions or parameters as may be determined from time to time hereafter upon the recommendation by the Chief Executive Officer of QMed or by the Board of Directors (or the Compensation Committee) of the Company or QMed, in its sole and absolute discretion. The Bonus shall be paid no later than ninety (90) days from the end of the relevant fiscal year. The payment of the Bonus will be less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

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                  3.3 Stock Options. On the Effective Date, the Executive shall be granted an option to acquire 50,000 shares of the Common Stock of QMed at the exercise price equal to the fair market value of QMed's common stock on the date of grant (the "Options"). The Options shall vest at the rate of one third (1/3) on each of the first, second and third anniversary of the date of grant of such Options. The Options will be subject to Stock Option Agreement(s), which Executive will be required to sign as a condition of receiving the Options.

                  3.4 Other Incentive Compensation. The Executive shall be eligible to participate in any compensation plan or program, annual or long term, maintained by Company in which other senior executives of Company participate, on terms which are comparable to those applicable to such other senior executives.

                  3.5 Customary Fringe Benefits. During his employment with the Company, the Executive will be entitled to such other benefits approved by the Board of Directors and made generally available to QMed's senior management (including, but not limited to, industry standard health insurance for the Executive and his immediate family and participation in a 401(k) plan). Participation in such fringe benefits will be subject to the eligibility, terms, and conditions of the applicable policy and/or plan. The standard employee contribution for such program(s), excluding 401k shall be borne by Company.

                  3.6 Vacation. Executive shall be entitled to a vacation period of four (4) weeks, without reduction in salary or other benefit, to be scheduled on reasonable notice to the Company and with the Company's consent, provided, however, that in no event shall the Executive utilize vacation periods in excess of ten (10) consecutive days without obtaining the express prior consent of the Chief Executive Officer of QMed. In the event that the Executive does not utilize the entire vacation period, any unused portion of such period shall be automatically forfeited on December 31 of each calendar year.

                  3.7 Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel, cellular telephone (including access charges and business calls) and similar items related to such duties and responsibilities. Company will reimburse Executive for all such expenses upon presentation by the Executive of itemized accounts of such expenditures, in accordance with the procedures for reimbursement established by the Company.

                  3.8 Automobile Expenses. Commencing on the first day of the Term and continuing until the expiration or earlier termination, of the Term, as provided herein, the Company shall reimburse the Executive for the automobile related expenses in the amount of $500 per month.

         4. INTENTIONALLY OMITTED

         5. Term; Termination.

                  5.1. Term of Employment. The term of the Executive's employment under this Agreement shall commence on the Effective Date (the "Term") and, unless sooner terminated pursuant to Section 5.2 of this Agreement, shall continue for two (2) years from the Effective Date. This agreement shall

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be automatically renewed for successive one (1) year periods unless either party shall notify the other in writing of its intention not to renew this Agreement ("Non-renewal Notice"), which Non-renewal Notice shall be given at least 90 days prior to the end of the then current Term.

                  5.2 Termination Without Cause or for Good Reason.

                           (a) Company may terminate the Executive's employment
at any time for any reason. If the Executive's employment is terminated effective prior to the expiration of the Term: (I) by Company other than (i) for Cause (as defined in Section 5.5 hereof), or (ii) as a result of the Executive's death or Permanent Disability (as defined in Section 5.3 hereof); or (II) by the Executive for Good Reason (as defined in Section 5.2 (b) hereof), the Executive shall receive or commence receiving as soon as practicable in accordance with the terms of this Agreement:

                            (i) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.4 hereof, to which he is entitled pursuant to the terms of such plans or programs through the date of termination;

                           (ii) any earned but unpaid Bonus which amount shall be paid in a cash lump sum within thirty (30) days of the date of termination;

                           (iii) payment in respect of accrued but unused vacation days (the "Vacation Payment") and compensation earned but not yet paid (the "Compensation Payment") which amount shall be paid in a cash lump sum within thirty
                                    (30) days of the date of termination; and

                           (iv) severance payment of six months salary which amount shall be paid in a cash lump sum within thirty (30) days of the date of termination.

                           (b) For purposes of this Agreement, "Good Reason"
shall mean any of the following (unless done with the Executive's express prior written consent):

                           (i) Any material breach by Company of any provision of this Agreement, including, without limitation, any material reduction by Company of the Executive's duties or responsibilities (except in connection with the termination of the Executive's employment for Cause, as a result of Permanent Disability, as a result of the Executive's death or by the Executive other than for Good Reason);

                           (ii) Any reduction by Company in the Executive's Annual Base Salary; or

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                           (iii)    The failure by Company to obtain the
                                    specific assumption of this Agreement by any successor or assign of Company as provided for in Section 9.8 hereof.

                  5.3 Permanent Disability. If the Executive becomes totally and permanently disabled (as defined in Company's disability benefit plan applicable to senior the Executive officers as in effect on the date thereof) ("Permanent Disability"), Company or the Executive may terminate the Executive's employment on written notice thereof, and the Executive shall receive or commence receiving, as soon as practicable:

                           (i) amounts payable pursuant to the terms of the disability insurance policy or similar arrangement, which Company maintains during the Term;

                           (ii) the Vacation Payment and the Compensation Payment which shall be paid to the Executive as a cash lump sum within 30 days of such termination; and

                           (iii) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.4 hereof, to which he is entitled pursuant to the terms of such plans or programs through the date of termination.

                  5.4 Death. In the event of the Executive's death during the Term, the Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable in accordance with the terms of this
Agreement:

                           (i) any death benefits provided under the Executive benefit programs, plans and practices referred to in Sections 3.4 and
                                    3.5 hereof, in accordance with their
                                    respective terms; and

                           (ii) such other payments under applicable plans or programs, including but not limited to those referred to in Section 3.4 hereof, to which the Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

                  5.5 Voluntary Termination by the Executive: Discharge for Cause. The Company shall have the right to terminate the employment of the Executive for Cause (as hereinafter defined). In the event that the Executive's employment is terminated by Company for Cause, as hereinafter defined, or by the Executive other than for Good Reason or other than as a result of the Executive's Permanent Disability or death, prior to the Expiration Date, the Executive shall be entitled only to receive, as a cash lump sum within 30 days of such termination the Compensation Payment and the Vacation Payment. As used herein, the term "Cause" shall be limited to (i) willful malfeasance, willful misconduct or gross negligence by the Executive in connection with his employment in a matter of material importance to the conduct of Company's affairs which has a material adverse affect on the business of Company, (ii)

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continuing refusal by the Executive to perform his duties hereunder, as defined by the Board of Directors of the Company, which continues for thirty (30) days after notice of any such refusal to perform such duties or directions as given to the Executive by the Board of Directors, (iii) any material breach of this Agreement by the Executive, which continues for thirty (30) days after notice of any such material breach is given to the Executive by the Board of Directors,
(iv) conduct which, in the reasonable business judgment of the Board of Directors, tends to damage the reputation or good will of the Company and/or its corporate affiliates, or would tend to damage such reputation or good will were the Executive to remain associated with Company; or (v) the indictment or conviction of the Executive for commission of a crime. For purposes of this subsection, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive, not in good faith and without reasonable belief that his action or omission was in the best interest of Company. Termination of the Executive pursuant to this Section 5.5 shall be made by delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of the majority of the members of the Board of Directors called and held for such purpose (after 30 days prior written notice to the Executive and reasonable opportunity for the Executive to be heard before the Board of Directors prior to such vote), finding that in the good faith business judgment of such Board of Directors, the Executive had engaged in conduct as set forth in any of clauses (i) through (v) above and specifying the particulars thereof.

                  5.6 Conditions to Receive Payments Under Sections 5.2 through
5.5. The payments set forth in Sections 5.2 through 5.5 above and its relevant subparts will be paid provided the following conditions are met:

                           (a) The Executive executes a general release (in a
form prescribed by the Company) of all known and unknown claims that he may then have against the Company or Affiliates of the Company, arising out of or in any way related to the Executive's employment or termination of employment with the Company; and

                           (b) The Executive complies with all surviving
provisions of this Agreement as specified in Section 9.19 below.

         6. Representations of the Executive. The Executive hereby represents and warrants to the Company that the statements contained in this Section 6 are true and accurate as of the date of this Agreement.

                  6.1 Legal Proceedings. To the best of Executive's knowledge, Executive has not been (a) the subject of any criminal proceeding (other than a traffic violation or other minor offense) which has resulted in a conviction against the Executive, nor is the Executive the subject of any pending criminal proceeding (other than a traffic violation or other minor offense), (b) indicted for, or charged in a court of competent jurisdiction with, any felony or crime of moral turpitude, (c) a defendant in any civil complaint alleging damages in excess of $100,000, or (d) a defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the workplace.

                  6.2 Securities Law. The Executive has not been found guilty in a civil action by the Securities Exchange Commission, Commodity Futures Trading

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Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law.

                  6.3 Employment Restrictions. Other than has been disclosed to the Company, the Executive is not currently a party to any non-competition, non-solicitation, confidentiality or other work-related agreement, which limits or restricts the Executive's ability to work in any particular field or in any particular geographic region, whether or not such agreement would be violated by this Agreement.

         7. Confidential Information, etc.

                  7.1 Obligation to Maintain Confidentiality. The Executive recognizes that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of Company, and/or affiliated companies, corporate affiliates, and/or business partners of the Company, the use or disclosure of which could cause Company and/or Company's corporate affiliates, substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive covenants and agrees that he will not, during and/or after the Term, disclose, furnish, use except on behalf of the Company and its Affiliates, and/or make accessible to any person, firm or corporation (except (i) in the ordinary course of business in performance of Executive's obligations hereunder or (ii) when required to do so by law or (iii) with the prior written consent of Company pursuant to authority granted by a resolution of the Board of Directors), any Confidential Information that the Executive has learned or may learn by reason of his association with Company and/or its Affiliates (including
QMed), and/or in the performance of his obligations hereunder. As used herein, the term "Confidential Information" shall include, without limitation, information not generally disclosed to the public, or to the trade generally, by the Company and/or its Affiliates (including QMed), with respect to the business or affairs of Company and/or its Affiliates, customers, corporate parents, or other business associates, including, without limitation, information relating to business opportunities, customer lists, price lists, solicitations, customers, transactions, work in progress, trade secrets, systems, techniques, procedures, methods, inventions, facilities, financial information, business plans or prospects.

                  7.2 Ownership of Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any Confidential Information or Records) ("Work Product") belong to the Company, and the Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company. Any copyrightable work prepared in whole or in part by the Executive in the course of his work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and the Company shall own all rights therein. To the extent that any such copyrightable work is not a

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"work made for hire," the Executive hereby assigns and agrees to assign to
Company all right, title and interest, including without limitation, copyright in and to such copyrightable work. The Executive shall disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Executive's term of employment), at Company's sole cost and expense, to establish and confirm the Company's ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 7.2 to the contrary, the Company's ownership of Work Product does not apply to any invention that the Executive develops entirely on his own time without using the equipment, supplies or facilities of the Company or any Confidential Information (including trade secrets).

         Executive shall further reasonably assist Company, at Company's expense, to further evidence, record and perfect the assignments set forth in this Section 7.2, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. To the extent allowed by law, this
Section 7.2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively "Moral Rights"). To the extent Executive retains any such Moral Rights regarding the Company Work Product under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights regarding the Company Work Product by or authorized by Company and agrees not to assert any Moral Rights with respect thereto. Executive will confirm any such ratifications, consents and agreements from time to time as reasonably requested by Company, at Company's sole cost and expense.

                  7.3 Third Party Information. The Executive understands that the Company will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive's employment and thereafter, and without in any way limiting the provisions of Sections 7.1 and 7.2) above, the Executive shall hold Third Party Information in confidence in accordance with the third-party written agreement and shall not disclose to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information unless expressly authorized by a member of the Board in writing.

                  7.4 Use of Information of Prior Companies, etc. During the term of the Executive's employment and thereafter, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. The Executive will use in the performance of his duties only information that is: (a) generally known, publicly known or that otherwise exists without confidentiality limitations; (b) otherwise provided or developed by the Company; or (c) in the case of materials, property or information belonging to any former employer or other Person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person. In addition, Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with his prior employers or other parties to whom Executive has an obligation of confidentiality.

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                  7.5 This Section 7 shall survive any termination of the
Agreement.

         8. Modification. Because the Executive's services are unique, because the Executive has access to Confidential Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, without limiting the generality of Section 9.10, in the event of a breach or threatened breach of Sections 7 or 8 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

         9. General Provisions.

                  9.1 Definitions.

                           9.1.1 "Affiliate" of any particular person or entity
means any other person or entity controlling, controlled by or under common control with such particular person or entity.

                           9.1.2 "Agreement" shall mean this Executive
Employment Agreement.

                           9.1.3 "Company" shall mean Health e Monitoring Inc.,
a Delaware corporation.

                           9.1.4 "Executive" shall mean K. RANDALL BURT

                           9.1.5 "Person" means an individual, a partnership, a
limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                           9.1.6 "Records" means (a) any and all procedure
manuals, books, records and accounts; (b) all property of the Company, including papers, note books, tapes and similar repositories containing Confidential Information; (c) all invoices and commission reports; (d) customer lists - partial and/or complete; (e) data layouts, magnetic tape layouts, diskette layouts, etc.; (f) samples; (g) promotional letters, brochures and advertising materials; (h) displays and display materials; (i) correspondence and old or current proposals to any former, present or prospective customer of the Company;
(j) information concerning revenues and profitability and any other financial conditions of the Company; (k) information concerning the Company which was input by the Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter,
(l) data, account information or other matters furnished by customers of the Company; and (m) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

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                  9.2 Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

                  If to the Company:

                           Health e Monitoring, Inc.
                           25 Christopher Way
                           Eatontown, New Jersey 07724
                           Attention: Michael Cox
                           Tel No.: (732) 544-5544, Ext. 1100
                           Fax No.: (732) 544-5404

                  With a copy to:

                           St. John & Wayne, L.L.C.
                           Two Penn Plaza
                           East Newark, NJ 07105-2249
                           Attention: William P. Oberdorf, Esq.
                           Tel. No.: (973) 491-3600
                           Fax No.: (973) 491-3555

                  If to the Executive:

                           K. RANDALL BURT
                           PO BOX 1580
                           Carnelian Bay, California 96140
                           Tel No. :
                           Fax No.:

         or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five (5) days after deposit in the U.S. mail.

                  9.3 Generally Accepted Accounting Principles: Adjustments of Numbers. Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with the Company's previous accounting methods and policies. All numbers set forth herein which refer to share prices or amounts will be appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and other recapitalizations affecting the subject class of stock.

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                  9.4 Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, whenever possible, each provision of this Agreement will be interpreted or modified to the extent necessary to be effective and valid under applicable law, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If, however, a deemed interpretation or modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

                  9.5 Interpretation. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting the Agreement.

                  9.6 Complete Agreement. This Agreement constitutes the complete agreement and understanding among the parties relating to this subject matter and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  9.7 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                  9.8 Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns; provided that the rights and obligations of the Executive under this Agreement shall not be assignable and, provided further that the rights and obligations of the Company may be assigned to any Affiliate of the Company.

                  9.9 Choice of Law: Jurisdiction. The corporate law of the State of New Jersey will govern all questions concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey. The parties hereby: (a) submit to the jurisdiction of any state or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; (c) waive, to the fullest extent permitted by applicable law, any right they may have to a trial by jury in respect of any litigation directly or indirectly arising out of; under or in connection with this Agreement; and (d) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

                  9.10 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover

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damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

                  9.11 Amendment and Waiver. The provisions of this Agreement may not be amended, modified and/or waived without the prior written consent of an officer of the Company's Board of Directors (other than Executive) and the Executive. No oral amendment, modification or waiver will be effective under any circumstances whatsoever.

                  9.12 Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

                  9.13 No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy, which such party would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

                  9.14 Offset. Whenever the Company is to pay any sum to the Executive or any Affiliate or related Person thereof, any amounts that the Executive or such Affiliate or related Person owes to the Company may be deducted from that sum before payment.

                  9.15 Indemnification and Reimbursement of Payments on Behalf of the Executive. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to the Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes ("Taxes") imposed with respect to the Executive's compensation or other payments from the Company or the Executive's ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock, to the extent required by applicable law.

                  9.16 Further Assurances. Executive shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

                  9.17 Arbitration. Notwithstanding anything contained herein to the contrary, the Executive or the Company, upon written notice to the other party, may elect to have any dispute between or among the parties as to the interpretation of any term or provision of this Agreement decided by arbitration, provided however the Company shall be entitled to enforce its

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rights under Sections 7 and 8 hereof in a court of law in the jurisdiction designated herein in Section 9.9. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration proceeding shall be conducted under the applicable rules of the American Arbitration Association in Newark, New Jersey. If such organization ceases to exist, the arbitration shall be conducted by its successor, or by a similar organization, at the time a demand of arbitration is made. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator. The decision of the arbitrator shall be final and binding on both parties. Any judgment upon the award rendered in such arbitration may be entered into any court of competent jurisdiction.

                  9.18 Attorneys' Fees. Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

                  9.19 Survival. Sections 7 ("Confidential Information, etc.") and Section 9 ("General Provisions.") of this Agreement shall survive Executive's employment by Company.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                                 HEALTH E MONITORING INC.

                                                By: /s/ Jane Murray
                                                   -----------------------------
                                                   Name: Jane Murray
                                                   Title: Director

                                                 EXECUTIVE

                                                    /s/ K. Randall Burt
                                                   -----------------------------
                                                   K. RANDALL BURT

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